U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: July 31, 2009
---------------------------------

    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

    If  the  notification  relates  to a  portion  of  the  filing  checked
above, identify the Item(s) to which the notification relates:      N/A
---------------------------------

Part I - Registrant Information
---------------------------------

Full Name of Registrant:  DAULTON CAPITAL CORP.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      39 New Brighton Manor S.E.

City, State and Zip Code

      Calgary, Alberta, Canada T2Z 4G8

---------------------------------

Part II - Rules 12b-25(b) and (c)
---------------------------------

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
---------------------------------

Part III - Narrative
---------------------------------

      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

       The Company did not complete its financial statements for the three months ended July 31, 2009 in sufficient time so as to permit the filing of the 10-Q report by September 14, 2009. As a result, more time is needed to file the report.
---------------------------------

Part IV - Other Information
---------------------------------

    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)              839-0061
              ---------------       -----------      ------------------
                  (Name)            (Area Code)      (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer
         is no, identify report(s).                [X]  Yes       [  ]  No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?         [ ] Yes     [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              DAULTON CAPITAL CORP.
                      ------------ ----------------------
                  (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 14, 2009           By: /s/ William T. Hart
                                        ----------------------------
                                        William T. Hart
                                        Hart & Trinen, LLP
                                        Attorneys for Daulton Capital Corp.
                                        1624 Washington St.
                                        Denver, CO  80203
                                        (303) 839-0061


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).